Exhibit 10.50
SGX PHARMACEUTICALS, INC.
NON-EMPLOYEE DIRECTOR
COMPENSATION ARRANGEMENTS
                In June 2007, the Board of Directors (the “Board”) of SGX Pharmaceuticals, Inc. (the “Company”), following the recommendation of the Compensation Committee of the Board, approved modifications to the cash compensation in the form of annual retainer fees to be paid to the Company’s chairman. The annual retainer fees for the non-employee directors are as follows:

•	$75,000 for the Chairman of the Board and $25,000 for other non-employee members of the Board;

•	$15,000 for the Chair of the Audit Committee and $7,500 for the other Audit Committee members;

•	$5,000 each for the Chair of the Compensation Committee and the Nominating and Corporate Governance Committee; and

•	$2,500 for the other Compensation Committee and Nominating and Corporate Governance Committee members.
                These annual retainers are for the non-employee directors’ service on the Board and the committees of the Board. Each non-employee director of the Board will receive his or her respective cash compensation provided such director attends, in person or telephonically, 75% of the Board or committee meetings, as applicable, during any calendar year.
                Additionally, members of the Board who are not employees or officers of the Company receive nonqualified stock options under the Company’s 2005 Non-Employee Directors’ Stock Option Plan. Each new non-employee director receives, on the date of such person’s election or appointment to the Board, an initial grant of a non-statutory stock option to purchase 12,500 shares of common stock (or in the case of the Chairman of the Board, an initial grant of a non-statutory stock option to purchase 15,000 shares) with an exercise price equal to the then fair market value of the Company’s common stock. On the date of each annual meeting of stockholders of the Company, each non-employee director is automatically granted a non-statutory stock option to purchase 10,000 shares of common stock on that date (or in the case of the Chairman of the Board, an automatic grant of a non-statutory stock option to purchase 20,000 shares) with an exercise price equal to the then fair market value of the Company’s common stock. The initial grants vest over a three year period in a series of 12 successive equal monthly installments measured from the date of grant. The annual grants vest over a one year period in a series of 12 successive equal monthly installments measured from the date of grant. All stock options granted under the Company’s 2005 Non-Employee Directors Stock Option Plan will have a maximum term of ten years and will vest in full upon a change in control.